EXHIBIT 99.1

KFORCE INC.

2009 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose; Reinstatement of Prior Plan.

(a)	The purpose of the Plan is to provide employees of Kforce Inc. and its Subsidiaries with an opportunity to purchase Common Stock of the Firm through accumulated payroll deductions. It is the intention of the Firm that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

(b)	The Plan replaces the Kforce Employee Stock Purchase Plan that was originally adopted by the Board and approved by the Firm’s stockholders in 1999, as amended from time to time (the “Prior Plan”). By its terms, the Prior Plan terminated in April, 2009. This Plan is for the continuation of the Company’s policy as reflected in the purpose of the Plan as stated above. The Plan reflects a restatement and amendment of the terms of the Prior Plan.

2.	Definitions.

(a)	“Board” shall mean the Board of Directors of the Firm.

(b)	“Common Stock” shall mean the common stock of the Firm, par value $.01 per share.

(c)	“Compensation” shall mean the gross base compensation paid in the Offering Period in question by the Firm by reason of services performed by an Employee during any period (including salary, bonuses and commissions, and any salary reduction contributions to any plan which are not includable in the Employee’s gross income under Section 401(k) or Section 125 of the Code), excluding restricted stock grants, amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of an incentive stock option or stock received on the exercise thereof.

(d)	“Employee” shall mean any individual who is an employee of the Firm or a Subsidiary for federal income tax withholding purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Firm. Where a period of sick leave or other leave of absence exceeds three (3) months and the individual’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated for purposes of the Plan on the first day immediately following such three-month period.

(e)	“Enrollment Date” shall mean the first day of each Offering Period.

(f)	“Exercise Date” shall mean the last day of each Offering Period.

(g)	“Fair Market Value” shall mean the value of the Common Stock. If the Common Stock is listed on a national or regional securities exchange or market system, including without limitation the NASDAQ Stock Market (“Nasdaq”), the Fair Market Value of a share of Common Stock shall be the closing sales price for a share of Common Stock (or the closing bid, if no sales were reported), as quoted on such exchange or market system constituting the primary market for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. In the absence of an established market for the Common Stock, the Fair Market Value of a share of Common Stock shall be determined in good faith by the Board.

(h)	“Firm” shall mean Kforce Inc.

(i)	“Offering Period” shall mean a period of approximately three (3) months, (i) commencing on the first Trading Day on or after January 1 and terminating on the last Trading Day occurring in the period ending the following March 31, (ii) commencing on the first Trading Day on or after April 1 and terminating on the last Trading Day occurring in the period ending with the following June 30, (iii) commencing on the first Trading Day on or after July 1 and terminating on the last Trading Day occurring in the period ending with the following September 30, or (iv) commencing on the first Trading Day on or after October 1 and terminating on the last Trading Day occurring in the period ending with the following December 31. The duration of Offering Periods may be changed pursuant to Section 4 of the Plan.

(j)	“Plan” shall mean this Kforce Employee Stock Purchase Plan, as set forth herein and as amended from time to time.

(k)	“Purchase Price” shall mean an amount equal to ninety-five percent (95%) of the Fair Market Value of a share of Common Stock on the Exercise Date.

(l)	“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan that have not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under option.

(m)	“Subsidiary” shall mean each domestic corporation and limited liability company, of which 50 percent or more of the total combined voting power of all classes of stock or voting interests are held by the Firm or a direct or indirect Subsidiary of the Firm, if such corporation or limited liability company is designated to participate in the Plan by the Board, whether or not such corporation or limited liability company now exists or is hereafter organized or acquired by the Firm or a direct or indirect Subsidiary of the Firm; provided that the corporation or limited liability company must be eligible to participate in the Plan under Section 423 of the Code. Designation of the participating Subsidiaries may be made from time to time (including adding or removing one or more Subsidiaries from participation) by the Board at any time or from time to time without stockholder consent. The corporations and limited liability companies set forth on Exhibit A attached hereto are designated by the Board to participate in the Plan, as such exhibit may be amended from time to time by the Board.

(n)	“Trading Day” shall mean a day on which national stock exchanges and Nasdaq are open for trading.

3.	Eligibility.

(a)	Initial Eligibility. Any Employee who shall be employed by the Firm or a Subsidiary on the date his or her participation in the Plan is to become effective shall be eligible to participate in offerings under the Plan that commence on or after such Employee becomes a participant in the Plan.

(b)	Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan:

(i)	if, immediately after the grant, such Employee owns capital stock of the Firm or of any Subsidiary possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Firm or of any Subsidiary; provided that for this purpose such Employee shall be treated as owning any stock attributed to such Employee pursuant to Section 424(d) of the Code and any stock which such Employee may purchase under outstanding options; or

(ii)	that permits his or her rights to purchase stock under all employee stock purchase plans of the Firm and its related corporations to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) of fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, determined in accordance with Section 423(b)(8) of the Code.

(c)	Commencement of Participation. An eligible Employee may become a participant by completing an authorization for payroll deduction (also referred to herein as a “subscription agreement”) on the form provided by the Firm and submitting that form to the third party administrator on or before the date set therefore by the Board, which date shall be prior to the Enrollment Date for the Offering Period. Payroll deductions for a participant shall commence on the applicable Enrollment Date when his authorization for a payroll deduction becomes effective and shall end on the Exercise Date of the Offering Period to which such authorization is applicable unless sooner terminated by the participant as provided in Section 8(a) of the Plan.

4.	Offering Periods. The Plan shall be implemented by consecutive three (3) month Offering Periods. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offering Periods if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter. Subject to the authority of the Board to change the Offering Period, the Enrollment Date of the first Offering Period under the Plan shall be January 4, 2010 and the Exercise Date for such period shall be March 31, 2010.

5.	Payroll Deductions.

(a)	Amount of Deduction. At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the time he is a participant in an Offering Period in an amount equal to any whole percentage of the Compensation that he or she receives on each pay day during the Offering Period. A participant may elect up to 10%.

(b)	Participant’s Account. All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into his or her account.

(c)	Changes in Payroll Deduction. Changes to payroll deductions can be made by the participant in accordance with the below restrictions. Changes are to be made by completing a new subscription agreement and submitting it to the third party administrator. Changes shall be made by the Firm the next payroll period following the receipt of such change notice from the administrator or as soon as administratively feasible. A participant’s contribution election shall remain in effect for successive Offering Periods unless changed by the participant as indicated below or unless terminated as provided in Section 8 hereof.

1)	Increase Contributions. Participants may only increase the amount they are contributing during the enrollment period specified which is at the start of any three-month Offering Period. The change in rate will become effective with the first payroll of the new Offering Period.

2)	Decrease Contributions. Participants may decrease the amount they are contributing once during any three-month Offering Period. Should the participant decrease their contribution to 0%, their previous contributions will be used to make a purchase at the end of that Offering Period. The change shall become effective with the first full payroll period following the date the Firm receives the new subscription agreement or as soon as administratively feasible.

6.	Grant of Option. On the Exercise Date of each Offering Period, a participant shall be deemed to have received an option to purchase on such Exercise Date at the applicable Purchase Price a maximum number of shares of Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Exercise Date during such Offering Period and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price. All Employees granted options under the Plan shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code.

7.	Purchase of Option.

(a)	Automatic Purchase. Unless a participant withdraws all of the payroll deductions credited to his or her account prior thereto as provided in Section 8 of the Plan, his or her option for the purchase of Common Stock with payroll deductions made during an Offering Period shall be deemed to have been purchased automatically on the Exercise Date applicable to such Offering Period for the purchase of a number of shares of Common Stock that the accumulated payroll deductions in his or her account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the participant under Section 6 of the Plan). Whole and fractional shares shall be purchased. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b)	Sale of Stock. Participants may sell their stock, transfer shares to a broker, or take stock certificates of shares after completing a 6-month holding period. The 6-month holding period begins from the date the stock is purchased at the end of the Offering Period. To initiate this process, the participant must contact the third party administrator for instructions.

8.	Withdrawal.

(a)	General. A participant may withdraw from the Plan and receive all of the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time during an Offering Period up to 15 days prior to the close of the Offering Period by submitting the proper paperwork to the third party administrator. All of the participant’s payroll deductions contributed during that Offering Period shall be paid to such participant, such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period.

(b)	Effect on Subsequent Participation. A participant’s withdrawal from the Plan and the receipt of the payroll deductions credited to his or her account shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Firm or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws. If, however, a participant withdraws from the Plan during an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the third party administrator a new subscription agreement prior to the commencement of such succeeding Offering Period.

(c)	Termination of Employment. Upon a participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12 of the Plan, and such participant’s option shall be automatically terminated.

9.	Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

10.	Stock.

(a)	Maximum Shares of Kforce Common Stock. The maximum number of shares of the Firm’s Common Stock that shall be made available for sale under the Plan shall be Three Million (3,000,000) shares, subject to adjustment upon changes in capitalization of the Firm as provided in Section 16 of the Plan. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares available under the Plan, the Firm shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant shall be returned to him or her as promptly as possible.

(b)	Participant’s Interest in Option Stock. The participant shall have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c)	Registration of Stock. Shares of Kforce Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or, if elected by participant in accordance with procedures that may be established by the Firm, in the name of the participant and his or her spouse as joint tenants with right of survivorship.

11.	Administration. The Plan shall be administered by the Board or a committee of members of the Board appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

12.	Designation of Beneficiary. A participant may file a written designation of a beneficiary who is to receive any shares from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of the participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Firm shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Firm), the Firm, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of such participant, or, if no spouse, dependent or relative is known to the Firm, then to such other person as the Firm may designate.

13.	Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Firm may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 8 of the Plan.

14.	Use of Funds. All payroll deductions received or held by the Firm under the Plan may be used by the Firm for any corporate purpose, and the Firm shall not be obligated to segregate such payroll deductions.

15.	Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

16.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)	Changes in Capitalization. Subject to any required action by the shareholders of the Firm, (i) the Reserves, (ii) the maximum number of shares each participant may purchase during each Offering Period, (iii) the Purchase Price per share, and (iv) the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Firm; provided, however, that conversion of any convertible securities of the Firm shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Firm of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Firm, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Firm’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn the payroll deductions credited to his or her account as provided in Section 8 of the Plan.

(c)	Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Firm, or the merger of the Firm with or into another corporation, the Firm shall use its best efforts to have each outstanding option assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Firm shall set a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be the date immediately prior to the date of the Firm’s proposed sale or merger. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn the payroll deductions credited to his or her account as provided in Section 8 of the Plan.

17.	Amendment or Termination. The Board of Directors of the Firm may at any time and for any reason terminate or amend the Plan. Except as provided in Section 16 of the Plan, no such termination can affect options previously granted; provided, that an Offering Period may be shortened by the Board of Directors to an earlier Exercise Date and the Plan may be terminated immediately thereafter if the Board determines that the termination of the Plan is in the best interests of the Firm and its shareholders. Except as provided in Section 16 of the Plan, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Firm shall obtain shareholder approval for any amendment to the Plan in such a manner and to such a degree as required. Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to change Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts designated by a participant in order to adjust for delays or mistakes in the Firm’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable that are consistent with the Plan.

18.	Notices. All notices or other communications by a participant to the Firm under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Firm at the location, or by the person, designated by the Firm for the receipt thereof.

19.	Conditions Upon Issuance of Shares of Kforce Common Stock. Shares of Kforce Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may be listed, and shall be further subject to the approval of counsel for the Firm with respect to such compliance. As a condition to the exercise of an option, the Firm may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Firm, such a representation is required by any of the aforementioned applicable provisions of law. The terms and conditions of options granted under the Plan to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 under the Exchange Act. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 under the Exchange Act to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

In addition to the restriction described in the first paragraph of this Section 19, the shares of the Firm’s Common Stock received by any person upon the exercise of an option may not be sold, assigned, transferred, pledged or otherwise disposed of for a period of six months from the date of such exercise. The shares of Firm’s Common Stock received upon the exercise of an option may bear a legend to such effect or the Firm may require the person receiving such shares to execute an agreement to such effect.

20.	Tax Withholding. At the time the option is exercised, in whole or in part, or at the time some or all of the Firm’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Firm’s federal, state or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Firm may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Firm to meet applicable withholding obligations, including any withholding required to make available to the Firm any tax deductions attributable to sale or early disposition of Common Stock by the Employee.

21.	Effective Date; Stockholder Approval. The Plan shall become effective on January 1, 2010; provided that the Plan must be approved by the stockholders of the Firm within twelve (12) months following the date the Plan is adopted by the Board.